Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement (No. 333-275865) on Form S-3 of Baker Hughes Holdings LLC, Baker Hughes Co-Obligor, Inc. and Baker Hughes Company and Registration Statements (Nos. 333-256119, 333-296021 and 333-297505) on Form S-8 of Baker Hughes Company of our report dated February 27, 2026, relating to the financial statements of Chart Industries, Inc. as of and for the year ended December 31, 2025, appearing in this Current Report on Form 8-K/A of Baker Hughes Company dated October 1, 2026.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
October 1, 2026